              SHARE
LISTED        SYMBOL
------        ------                                           WEB SITE ADDRESS:
TSE           CCO                                              www.cameco.com
NYSE          CCJ                  [CAMECO LOGO]               --------------

        2121 - 11th Street West, Saskatoon, Saskatchewan, S7M 1J3 Canada
                     Tel: (306) 956-6200 Fax: (306) 956-6201


          CAMECO REPORTS INCREASED WATER INFLOW AT MCARTHUR RIVER MINE


Saskatoon, Saskatchewan, Canada, April 7, 2003

CAMECO CORPORATION reported today an increase in water inflow in a development area at the McArthur River mine that began at 7:20 a.m. on April 6, 2003. As a precautionary measure, all mine personnel were temporarily evacuated and no one was injured. Shortly thereafter, personnel reentered the mine to assess the situation and begin remedial measures.

Mine personnel are focusing on matching the mine's pumping and treatment capacity to the water inflow that is marginally above existing capacity. The water treatment plant is being modified and additional pumps are being installed to handle the excess water that is now temporarily being stored in non-critical areas of the mine. Based on current plans and information it will take about two weeks to construct a concrete barrier to control the water inflow and another two months to permanently seal off the area.

Mine production has been temporarily suspended as personnel conduct remedial work. At this time it is not known whether the mine's annual production targets will be affected. The mine employs about 275 people.

Cameco will provide updates as significant developments occur.

CONFERENCE CALL

We invite you to join us in a conference call at 3:30 p.m. Eastern time (1:30 p.m. Saskatoon time) today, April 7, 2003 to discuss this news release. The call will be open to all members of the investment community. Members of the media will be invited to ask questions at the end of the call. In order to join the conference call today, please dial (416) 695-5259 or (877) 888-4210 (Canada and US). An operator will put your call through. Please pass this invitation to colleagues in your organization who have an interest in Cameco.

A recorded version of the proceedings will be available:

     o   on our web site, www.cameco.com, shortly after the call, and

     o on post view until midnight on Monday, April 21 by calling (416) 695-9728 or (888) 509-0081 (no code required)

Cameco, with its head office in Saskatoon, Saskatchewan, is the world's largest uranium supplier. The company's uranium products are used to generate electricity in nuclear energy plants around the world, providing one of the cleanest sources of energy available today. Cameco's shares trade on the Toronto and New York stock exchanges.

CAUTION REGARDING FORWARD-LOOKING INFORMATION

Statements contained in this news release which are not historical facts are forward-looking statements that involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause such differences, without limiting the generality of the following, include: volatility and sensitivity to market prices for uranium, electricity in Ontario and gold; the impact of the sales volume of uranium, conversion services, electricity generated and gold; competition; the impact of change in foreign currency exchange rates and interest rates; imprecision in reserve estimates; environmental and safety risks including increased regulatory burdens; unexpected geological or hydrological conditions; political risks arising from operating in certain developing countries; a possible deterioration in political support for nuclear energy; changes in government regulations and policies, including trade laws and policies; demand for nuclear power; replacement of production and failure to obtain necessary permits and approvals from government authorities; legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the electric utility industry in Ontario; Ontario electricity rate regulations; weather and other natural phenomena; ability to maintain and further improve positive labour relations; operating performance of the facilities; success of planned development projects; and other development and operating risks.

Although Cameco believes that the assumptions inherit in the forward-looking statements are reasonable, undue reliance should not be placed on these statements, which only apply as of the date of this report. Cameco disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.


                                     - End -


MEDIA & INVESTOR INQUIRIES:   Alice Wong    (306) 956-6337

INVESTOR INQUIRIES:           Bob Lillie    (306) 956-6639

MEDIA INQUIRIES               Lyle Krahn    (306) 956-6316